Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2020; Sets Outlook for Full Year 2021

  Moody's Corporation 4Q 2020 revenue of $1.3 billion, up 5% from 4Q 2019; FY 2020 revenue of $5.4 billion up 11% from FY 2019
  4Q 2020 diluted EPS of $1.66, down 12% from 4Q 2019; adjusted diluted EPS of $1.91, down 5%1
  FY 2020 diluted EPS of $9.39, up 27% from FY 2019; adjusted diluted EPS of $10.15, up 22%1
  Projected FY 2021 diluted EPS of $9.70 to $10.10; adjusted diluted EPS of $10.30 to $10.701

NEW YORK--(BUSINESS WIRE)--February 12, 2021--Moody's Corporation (NYSE: MCO) today announced results for the fourth quarter and full year 2020, and provided its outlook for full year 2021.

"MIS had another strong quarter with a favorable issuance mix from leveraged loans and infrequent bank issuers. Our MA team delivered growth by staying close to the customer, driving subscription sales and high retention,” said Robert Fauber, President and Chief Executive Officer of Moody’s. “As managing risk becomes more complex, the demand for our insights and solutions has never been greater. In 2021, we will help our customers navigate the changing environment by continuing to enhance our products, bringing new capabilities to the market and building on the strengths of our core businesses. We project 2021 revenue growth in the mid-single-digit percent range with strong growth in Moody’s Analytics offsetting expectations for a modest decline in global debt issuance."

FOURTH QUARTER REVENUE UP 5%

Moody's Corporation reported revenue of $1.3 billion for the three months ended December 31, 2020, up 5% from the prior-year period. Foreign currency translation favorably impacted Moody's revenue by 2%.

Moody's Investors Service (MIS) Fourth Quarter Revenue Up 2%

Revenue for MIS for the fourth quarter of 2020 was $735 million, up 2% from the prior-year period. Foreign currency translation favorably impacted MIS revenue by 2%. The MIS adjusted operating margin was 48.3%.

Corporate finance revenue was $371 million, up 2% from the prior-year period, largely driven by strong contributions from U.S. bank loans and speculative grade bonds. Growth was partially offset by a decline in global investment grade issuance.

Financial institutions revenue was $129 million, up 12% from the prior-year period. This was the result of a favorable mix of infrequent U.S. bank issuers continuing to take advantage of a receptive market environment.

Public, project and infrastructure finance revenue was $121 million, down 3% from the prior-year period due to a decrease in U.S. public finance issuance, given many funding needs had been addressed ahead of potential election-related volatility.

Structured finance revenue was $97 million, down 11% from the prior-year period. This was primarily due to a decline in commercial mortgage-backed securities (CMBS) activity driven by COVID-19’s effects on the commercial real estate market, as well as a lighter residential mortgage-backed security (RMBS) pipeline at year-end. Collateralized loan obligation (CLO) revenue growth was approximately flat.

Moody's Analytics (MA) Fourth Quarter Revenue Up 8%

Revenue for MA for the fourth quarter of 2020 was $555 million, up 8% from the prior-year period. Organic MA revenue1 was $538 million, up 7% and excluded the impact of the divestiture of Moody's Analytics Knowledge Services (MAKS) and acquisitions completed in the past twelve months. Foreign currency translation favorably impacted total MA revenue by 2%. The MA adjusted operating margin was 28.4%.

Research, Data and Analytics (RD&A) revenue was $404 million, up 21% from the prior-year period. Organic RD&A revenue1 was $371 million, up 11% and excluded revenue from the reclassification of Moody’s Analytics Learning Solutions (MALS), as well as the acquisitions of Acquire Media and Regulatory DataCorp. RD&A’s robust growth primarily reflected continued demand for know-your-customer (KYC) and compliance solutions, as well as strong customer retention rates and new sales of research subscriptions and data feeds.

Enterprise Risk Solutions (ERS) revenue was $151 million, up 1% from the prior-year period. The increase was driven by low-double-digit subscription growth from IFRS 17 and other insurance products, offset by a contraction of non-recurring software revenue and services, which were particularly strong in the prior-year period.

FOURTH QUARTER OPERATING EXPENSES AND OPERATING INCOME

Fourth quarter 2020 operating expenses for Moody's Corporation totaled $846 million, up 16% from the prior-year period. Eleven percentage points of this increase were attributable to severance and restructuring charges associated with the exit of certain real estate and a strategic reorganization of MA, incentive compensation and sales commissions, as well as M&A related activity. The residual expense growth was driven by ongoing merit and hiring costs and investment in strategic initiatives. Foreign currency translation unfavorably impacted operating expenses by 1%.

Operating income of $444 million was down 12% from the fourth quarter of 2019. Adjusted operating income of $531 million was down 5% from the prior-year period, and excluded the restructuring charge, as well as depreciation and amortization. Foreign currency translation favorably impacted both operating income and adjusted operating income by 3%. Moody's operating margin was 34.4% and the adjusted operating margin was 41.2%.

Moody’s effective tax rate for the fourth quarter of 2020 was 21.5%, up from 20.1% in the prior-year period. This increase was primarily due to higher taxes on non-U.S. income.

FULL YEAR REVENUE UP 11%

Moody’s Corporation reported revenue of $5.4 billion for full year 2020, up 11% from the prior-year period. The impact of foreign currency translation was negligible.

MIS revenue totaled $3.3 billion, up 15% from the prior-year period. The impact of foreign currency translation was negligible. The MIS adjusted operating margin was 59.7%.

MA revenue totaled $2.1 billion, up 6% from the prior-year period. Organic MA revenue1 was $2.0 billion, up 8% and excluded the impact of the divestiture of MAKS and acquisitions completed in the past twelve months. The impact of foreign currency translation was negligible. The MA adjusted operating margin was 29.4%.

FULL YEAR OPERATING EXPENSES UP 5%

Full year 2020 operating expenses for Moody’s Corporation totaled $3.0 billion, up 5% from the prior-year period. Four percentage points of this increase were attributable to merit and hiring costs, incentive compensation and sales commissions, as well as M&A related activity. The impact of foreign currency translation was negligible.

Operating income totaled $2.4 billion, up 20% from the prior-year period. Adjusted operating income totaled $2.7 billion, up 16% from the prior-year period. Foreign currency translation favorably impacted both operating income and adjusted operating income by 1%. Moody’s operating margin was 44.5% and the adjusted operating margin was 49.7%.

The effective tax rate for full year 2020 was 20.3%, down from the prior-year period effective tax rate of 21.0%, primarily due to the reorganization of certain non-U.S. businesses and the divestiture of MAKS.

Full year 2020 diluted EPS of $9.39 was up 27% from full year 2019. Adjusted diluted EPS of $10.15 was up 22%. Both full year 2020 diluted EPS and adjusted diluted EPS included a $0.31 per share tax benefit related to employee share-based compensation, compared to a $0.23 per share tax benefit in full year 2019.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the fourth quarter of 2020, Moody's repurchased 0.9 million shares at a total cost of $250 million, or an average cost of $278.40 per share, and issued net 0.2 million shares as part of its employee stock-based compensation programs. The net amount includes shares withheld for employee payroll taxes. Moody's returned $105 million to its shareholders via dividend payments during the fourth quarter of 2020.

For full year 2020, Moody's repurchased 2.0 million shares at a total cost of $503 million, or an average cost of $255.72 per share, and issued net 1.4 million shares as part of its employee stock-based compensation programs.

Moody's returned $420 million to its shareholders via dividend payments during 2020 and on February 9, 2021, the Board of Directors declared a regular quarterly dividend of $0.62 per share of MCO Common Stock, an 11% increase from the prior quarterly dividend of $0.56 per share. The dividend will be payable on March 18, 2021 to stockholders of record at the close of business on February 25, 2021.

Outstanding shares as of December 31, 2020 totaled 187.1 million, approximately flat compared to December 31, 2019. As of December 31, 2020, Moody's had approximately $0.8 billion of share repurchase authority remaining and on February 9, 2021, the Board of Directors approved an additional $1.0 billion of share repurchase authority for a total of approximately $1.8 billion remaining as of February 12, 2021.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $6.4 billion of outstanding debt and an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.7 billion, up from $1.9 billion on December 31, 2019.

Cash flow from operations for full year 2020 was $2.1 billion and free cash flow was $2.0 billion.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2021

Moody’s updated outlook for 2021 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, regulators, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets. The outlook also reflects assumptions about both general economic conditions and GDP growth in the U.S. and Euro area, and the company’s own operations and personnel. The outlook as of February 12, 2021 incorporates numerous macroeconomic assumptions including: (a) full year 2021 U.S. and Euro area GDPs expanding approximately 4% - 5% and 3.5% - 4.5%, respectively; (b) U.S. high yield interest rate spreads below an average of approximately 450 bps; (c) U.S. unemployment to decline to approximately 5% - 6%; and (d) the global high yield default rate falling below 5% by the end of 2021.

Moody's ratings revenue guidance assumes MIS's full year global rated issuance decreases in the high-single-digit percent range.

While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company continues to not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook.

These assumptions are subject to uncertainty, and actual full year results for 2021 could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.37 to £1 and for the euro (€) of $1.22 to €1.

Full year 2021 guidance includes share repurchases of approximately $1.5 billion, subject to available cash, market conditions and other ongoing capital allocation decisions.

Full year 2021 diluted EPS is expected to be $9.70 to $10.10. The company expects full year 2021 adjusted diluted EPS to be $10.30 to $10.70.

A full summary of Moody's guidance as of February 12, 2021, is included in Table 12 - 2021 Outlook table at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss fourth quarter and full year 2020 results, as well as its 2021 outlook on February 12, 2021, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial in to the call by 11:20 a.m. ET. The passcode for the call is 5584368.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, ir.moodys.com under "Featured and Upcoming" within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on March 13, 2021.

A replay of the teleconference will be available from 3:30 p.m. ET, February 12, 2021 until 3:30 p.m. ET, March 13, 2021. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 5584368.

*****

ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,400 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the business and operations of Moody’s Corporation (the “Company”) that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the impact of COVID-19 on volatility in the U.S. and world financial markets, on general economic conditions and GDP in the U.S. and worldwide, and on the Company’s own operations and personnel. Many other factors could cause actual results to differ from Moody’s outlook, including credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to Brexit and uncertainty as companies transition away from LIBOR; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s Investors Service’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; U.S. legislation modifying the pleading standards and EU regulations modifying the liability standards applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are currently, or in the future could be, amplified by the COVID-19 outbreak, and are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2019, its quarterly report on Form 10-Q for the quarter ended March 31, 2020, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

1 Refer to tables at the end of this press release for a reconciliation to GAAP of all adjusted and organic measures.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions, except per share amounts	2020	2019	2020	2019

Revenue	$1,290	$1,233	$5,371	$4,829

Expenses:
Operating	409	355	1,475	1,387
Selling, general and administrative	350	319	1,229	1,167
Restructuring	30	2	50	60
Depreciation and amortization	57	50	220	200
Acquisition-Related Expenses	—	—	—	3
Loss pursuant to the divestiture of MAKS	—	3	9	14
Total expenses	846	729	2,983	2,831

Operating income	444	504	2,388	1,998
Non-operating (expense) income, net
Interest expense, net	(52)	(59)	(205)	(208)
Other non-operating income (expense), net	8	7	46	20
Total non-operating income (expense), net	(44)	(52)	(159)	(188)
Income before provision for income taxes	400	452	2,229	1,810
Provision for income taxes	86	91	452	381
Net income	314	361	1,777	1,429
Less: net (loss) income attributable to noncontrolling interests	—	2	(1)	7
Net income attributable to Moody's Corporation	$314	$359	$1,778	$1,422

Earnings per share attributable to Moody's common shareholders
Basic	$1.67	$1.91	$9.48	$7.51
Diluted	$1.66	$1.88	$9.39	$7.42

Weighted average number of shares outstanding
Basic	187.6	188.3	187.6	189.3
Diluted	189.2	190.6	189.3	191.6

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2020	2019	2020	2019

Moody's Investors Service
Corporate Finance	$371	$362	$1,857	$1,497
Structured Finance	97	109	362	427
Financial Institutions	129	115	530	476
Public, Project and Infrastructure Finance	121	125	496	446
MIS Other	17	9	47	29
Intersegment revenue	38	35	148	134
Sub-total MIS	773	755	3,440	3,009
Eliminations	(38)	(35)	(148)	(134)
Total MIS revenue - external	735	720	3,292	2,875

Moody's Analytics
Research, Data and Analytics (1)	404	333	1,514	1,273
Enterprise Risk Solutions	151	149	565	522
Professional Services (1)	—	31	—	159
Intersegment revenue	2	2	7	9
Sub-total MA	557	515	2,086	1,963
Eliminations	(2)	(2)	(7)	(9)
Total MA revenue - external	555	513	2,079	1,954

Total Moody's Corporation revenue	$1,290	$1,233	$5,371	$4,829

Moody's Corporation revenue by geographic area
United States	$675	$634	$2,955	$2,544
Non-U.S.	615	599	2,416	2,285

	$1,290	$1,233	$5,371	$4,829

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	December 31, 2020	December 31, 2019
Amounts in millions

Cash and cash equivalents	$2,597	$1,832
Short-term investments	99	98
Total current assets	4,509	3,679
Operating lease right-of-use assets	393	456
Non-current assets	7,900	6,586
Total assets	12,409	10,265
Total current liabilities	2,222	1,912
Total debt	6,422	5,581
Total operating lease liabilities (1)	521	574
Other long-term liabilities	1,575	1,450
Total shareholders' equity	1,763	831

Total liabilities and shareholders' equity	12,409	10,265

Actual number of shares outstanding	187.1	187.7
(1) The December 31, 2020 and December 31, 2019 amounts include $94 million and $89 million, respectively, of current operating lease liabilities.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	December 31, 2020
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$14	$(1)	$(1)	$512
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes, due 2044	600	—	3	(5)	598
1.75% 2015 Senior Notes, due 2027	612	—	—	(2)	610
2.625% 2017 Senior Notes, due 2023	500	12	—	(2)	510
3.25% 2017 Senior Notes, due 2028	500	31	(4)	(3)	524
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(6)	(4)	390
0.950% 2019 Senior Notes, due 2030	918	—	(3)	(6)	909
3.75% 2020 Senior Notes, due 2025	700	(1)	(1)	(5)	693
3.25% 2020 Senior Notes, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Notes, due 2060	500	—	(4)	(5)	491
Total long-term debt	$6,430	$56	$(24)	$(40)	$6,422

	December 31, 2019
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$9	$(1)	$(1)	$507
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(2)	497
5.25% 2014 Senior Notes, due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	561	—	—	(3)	558
2.75% 2017 Senior Notes, due 2021	500	11	(1)	(2)	508
2.625% 2017 Senior Notes, due 2023	500	7	(1)	(2)	504
3.25% 2017 Senior Notes, due 2028	500	—	(4)	(3)	493
3.25% 2018 Senior Notes, due 2021	300	—	—	(1)	299
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Notes, due 2030	842	—	(3)	(6)	833
Total long-term debt	$5,603	$27	$(17)	$(32)	$5,581

(1) The Company has entered into fixed-to-floating interest rate swaps on certain of its fixed rate debt. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Amounts in millions

Interest:
Expense on borrowings	$(42)	$(50)	$(163)	$(176)
Income	2	4	11	17
UTPs and other tax related liabilities	(7)	(8)	(34)	(28)
Net periodic pension costs - interest component	(5)	(5)	(19)	(22)
Interest capitalized	—	—	—	1
Total interest expense, net	$(52)	$(59)	$(205)	$(208)
Other non-operating (expense) income, net:
FX (loss) gain	$(5)	$(4)	$2	$(18)
Net periodic pension costs - other components	3	5	13	18
Income from investments in non-consolidated affiliates	2	2	6	13
Other	8	4	25	7
Other non-operating income (expense), net	8	7	46	20
Total non-operating (expense) income, net	$(44)	$(52)	$(159)	$(188)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; ii) restructuring; iii) a loss pursuant to the divestiture of MAKS; iv) a captive insurance company settlement; and v) Acquisition-Related Expenses.

	Three Months Ended December 31,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$773	$557	$(40)	$1,290	$755	$515	$(37)	$1,233
Total Expense	425	461	(40)	846	348	418	(37)	729
Operating income	$348	$96	$—	$444	$407	$97	$—	$504
Add:
Depreciation and amortization	18	39	—	57	18	32	—	50
Restructuring	7	23	—	30	2	—	—	2
Loss pursuant to the divestiture of MAKS	—	—	—	—	—	3	—	3
Adjusted Operating Income	$373	$158	$—	$531	$427	$132	$—	$559

Operating margin	45.0%	17.2%		34.4%	53.9%	18.8%		40.9%
Adjusted operating margin	48.3%	28.4%		41.2%	56.6%	25.6%		45.3%

	Year Ended December 31,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$3,440	$2,086	$(155)	$5,371	$3,009	$1,963	$(143)	$4,829
Total Expense	1,476	1,662	(155)	2,983	1,376	1,598	(143)	2,831
Operating income	$1,964	$424	$—	$2,388	$1,633	$365	$—	$1,998
Add:
Depreciation and amortization	70	150	—	220	71	129	—	200
Restructuring	19	31	—	50	31	29	—	60
Loss pursuant to the divestiture of MAKS	—	9	—	9	—	14	—	14
Captive insurance company settlement	—	—	—	—	10	6	—	16
Acquisition-Related Expenses	—	—	—	—	—	3	—	3
Adjusted Operating Income	$2,053	$614	$—	$2,667	$1,745	$546	$—	$2,291

Operating margin	57.1%	20.3%		44.5%	54.3%	18.6%		41.4%
Adjusted Operating Margin	59.7%	29.4%		49.7%	58.0%	27.8%		47.4%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended December 31,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$259	$112	$371	$249	$113	$362
	70%	30%	100%	69%	31%	100%
Structured Finance	$49	$48	$97	$62	$47	$109
	51%	49%	100%	57%	43%	100%
Financial Institutions	$62	$67	$129	$48	$67	$115
	48%	52%	100%	42%	58%	100%
Public, Project and Infrastructure Finance	$80	$41	$121	$84	$41	$125
	66%	34%	100%	67%	33%	100%
MIS Other	$1	$16	$17	$—	$9	$9
	6%	94%	100%	—%	100%	100%
Total MIS	$451	$284	$735	$443	$277	$720
	61%	39%	100%	62%	38%	100%
Research, Data and Analytics (1)	$21	$383	$404	$4	$329	$333
	5%	95%	100%	1%	99%	100%
Enterprise Risk Solutions	$28	$123	$151	$39	$110	$149
	19%	81%	100%	26%	74%	100%
Professional Services (1)	$—	$—	$—	$31	$—	$31
	—%	—%	—%	100%	—%	100%
Total MA	$49	$506	$555	$74	$439	$513
	9%	91%	100%	14%	86%	100%
Total Moody's Corporation	$500	$790	$1,290	$517	$716	$1,233
	39%	61%	100%	42%	58%	100%

Table 7 - Transaction and Relationship Revenue (Unaudited) Continued

	Year Ended December 31,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$1,401	$456	$1,857	$1,057	$440	$1,497
	75%	25%	100%	71%	29%	100%
Structured Finance	$175	$187	$362	$246	$181	$427
	48%	52%	100%	58%	42%	100%
Financial Institutions	$265	$265	$530	$212	$264	$476
	50%	50%	100%	45%	55%	100%
Public, Project and Infrastructure Finance	$337	$159	$496	$292	$154	$446
	68%	32%	100%	65%	35%	100%
MIS Other	$4	$43	$47	$2	$27	$29
	9%	91%	100%	7%	93%	100%
Total MIS	$2,182	$1,110	$3,292	$1,809	$1,066	$2,875
	66%	34%	100%	63%	37%	100%
Research, Data and Analytics (1)	$74	$1,440	$1,514	$16	$1,257	$1,273
	5%	95%	100%	1%	99%	100%
Enterprise Risk Solutions	$118	$447	$565	$118	$404	$522
	21%	79%	100%	23%	77%	100%
Professional Services (1)	$—	$—	$—	$159	$—	$159
	—%	—%	—%	100%	—%	100%
Total MA	$192	$1,887	$2,079	$293	$1,661	$1,954
	9%	91%	100%	15%	85%	100%
Total Moody's Corporation	$2,374	$2,997	$5,371	$2,102	$2,727	$4,829
	44%	56%	100%	44%	56%	100%

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) depreciation and amortization; ii) restructuring; iii) loss pursuant to the divestiture of MAKS iv) a captive insurance company settlement; and v) Acquisition-Related Expenses. Depreciation and amortization are excluded because companies utilize productive assets of different estimated useful lives and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2020	2019	2020	2019
Operating income	$444	$504	$2,388	$1,998
Depreciation and amortization	57	50	220	200
Restructuring	30	2	50	60
Loss pursuant to the divestiture of MAKS	—	3	9	14
Captive insurance company settlement	—	—	—	16
Acquisition-Related Expenses	—	—	—	3
Adjusted Operating Income	$531	$559	$2,667	$2,291
Operating margin	34.4%	40.9%	44.5%	41.4%
Adjusted Operating Margin	41.2%	45.3%	49.7%	47.4%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Year Ended December 31,
Amounts in millions	2020	2019
Net cash provided by operating activities	$2,146	$1,675
Capital additions	(103)	(69)
Free cash flow	$2,043	$1,606
Net cash (used in) provided by investing activities	$(1,077)	$36
Net cash used in financing activities	$(351)	$(1,563)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents organic revenue and organic revenue growth because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisitions and divestiture activity. The following table details the period of operations excluded from each acquisition/divestiture to determine organic revenue.

Period excluded to determine organic revenue growth
Acquisition	Acquisition Date	Q4	Full-Year
RiskFirst	July 25, 2019	-	January 1, 2020 - July 24, 2020
ABS Suite	October 1, 2019	-	January 1, 2020 - September 30, 2020
Regulatory DataCorp	February 13, 2020	October 1, 2020 - December 31, 2020	February 13, 2020 - December 31, 2020
Acquire Media	October 21, 2020	October 21, 2020 - December 31, 2020	October 21, 2020 - December 31, 2020
Divestiture	Divestiture Date
MAKS	November 7, 2019	October 1, 2019 - November 7, 2019	January 1, 2019 - November 7, 2019

Additionally, subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material. For purposes of determining organic RD&A revenue growth, MALS revenue has been excluded from 2020 RD&A revenue. Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2020	2019	Change	Growth	2020	2019	Change	Growth
MA revenue	$555	$513	$42	8%	$2,079	$1,954	$125	6%
RiskFirst	—	—	—		(12)	—	(12)
ABS Suite	—	—	—		(6)	—	(6)
Regulatory DataCorp	(15)	—	(15)		(52)	—	(52)
Acquire Media	(2)	—	(2)		(2)	—	(2)
MAKS	—	(11)	11		—	(94)	94
Organic MA revenue	$538	$502	$36	7%	$2,007	$1,860	$147	8%

	Three Months Ended December 31,
Amounts in millions	2020	2019	Change	Growth
RD&A revenue	$404	$333	$71	21%
Regulatory DataCorp	(15)	—	(15)
Acquire Media	(2)	—	(2)
MALS	(16)	—	(16)
Organic RD&A revenue	$371	$333	$38	11%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) restructuring charges; iii) loss and tax charge pursuant to the divestiture of MAKS; iv) a captive insurance company settlement; and v) Acquisition-Related Expenses.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of acquiring and amortizing intangible assets. These intangible assets were recorded as part of acquisition accounting and contribute to revenue generation. The amortization of intangible assets related to acquisitions will recur in future periods until such intangible assets have been fully amortized. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The loss and tax charge pursuant to the divestiture of MAKS are excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material.

The Company excludes the aforementioned items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2020		2019		2020		2019
Net income attributable to Moody's common shareholders		$314		$359		$1,778		$1,422
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$34		$26		$124		$103
Tax on Acquisition-Related Intangible Amortization Expenses	(8)		(6)		(28)		(24)
Net Acquisition-Related Intangible Amortization Expenses		26		20		96		79
Pre-Tax Restructuring	$30		$2		$50		$60
Tax on Restructuring	(8)		(1)		(12)		(15)
Net Restructuring		22		1		38		45
Tax charge pursuant to the divestiture of MAKS		—		(2)		—		13
Loss pursuant to the divestiture of MAKS		—		3		9		14
Pre-Tax captive insurance company settlement	$—		$—		$—		$16
Tax on captive insurance company settlement	—		—		—		(4)
Net captive insurance company settlement		—		—		—		12
Pre-Tax Acquisition-Related Expenses	$—		$—		$—		$3
Tax on Acquisition-Related Expenses	—		—		—		—
Net Acquisition-Related Expenses		—		—		—		3
Adjusted Net Income		$362		$381		$1,921		$1,588

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
Diluted earnings per share attributable to Moody's common shareholders		$1.66		$1.88		$9.39		$7.42
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.18		$0.14		$0.66		$0.54
Tax on Acquisition-Related Intangible Amortization Expenses	(0.05)		(0.04)		(0.15)		(0.12)
Net Acquisition-Related Intangible Amortization Expenses		0.13		0.10		0.51		0.42
Pre-Tax Restructuring	$0.16		$0.01		$0.26		$0.31
Tax on Restructuring	(0.04)		—		(0.06)		(0.08)
Net Restructuring		0.12		0.01		0.20		0.23
Tax charge pursuant to the divestiture of MAKS		—		(0.01)		—		0.07
Loss pursuant to the divestiture of MAKS		—		0.02		0.05		0.07
Pre-Tax captive insurance company settlement	$—		$—		$—		$0.08
Tax on captive insurance company settlement	—		—		—		(0.02)
Net captive insurance company settlement		—		—		—		0.06
Pre-Tax Acquisition-Related Expenses	$—		$—		$—		$0.02
Tax on Acquisition-Related Expenses	—		—		—		—
Net Acquisition-Related Expenses		—		—		—		0.02
Adjusted Diluted EPS		$1.91		$2.00		$10.15		$8.29

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2021 Outlook

Moody’s updated outlook for 2021 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, regulators, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets. The outlook also reflects assumptions about both general economic conditions and GDP growth in the U.S. and Euro area, and the company’s own operations and personnel. The outlook as of February 12, 2021 incorporates numerous macroeconomic assumptions including: (a) full year 2021 U.S. and Euro area GDPs expanding approximately 4% - 5% and 3.5% - 4.5%, respectively; (b) U.S. high yield interest rate spreads below an average of approximately 450 bps; (c) U.S. unemployment to decline to approximately 5% - 6%; and (d) the global high yield default rate falling below 5% by the end of 2021. Moody's ratings revenue guidance assumes MIS's full year global rated issuance decreases in the high-single-digit percent range. While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company continues to not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook. These assumptions are subject to uncertainty, and actual full year results for 2021 could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.37 to £1 and for the euro (€) of $1.22 to €1.

Full Year 2021 Moody's Corporation Guidance as of February 12, 2021
MOODY'S CORPORATION
Revenue	increase in the mid-single-digit percent range
Operating expenses	increase in the mid-single-digit percent range
Operating margin	approximately 45%
Adjusted operating margin(1)	49% - 50%
Interest expense, net	$190 - $210 million
Effective tax rate	20.0% - 22.0%
Diluted EPS	$9.70 to $10.10
Adjusted Diluted EPS(1)	$10.30 to $10.70
Operating cash flow	$2.0 to $2.2 billion
Free cash flow(1)	$1.9 to $2.1 billion
Share repurchases	approximately $1.5 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)
Moody's Investors Service (MIS)
MIS global revenue	approximately flat
MIS adjusted operating margin(1)	approximately 60%
Moody's Analytics (MA)
MA global revenue	increase in the low-double-digit percent range
MA adjusted operating margin(1)	approximately 30%
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Table 12 - 2021 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2021
Operating margin guidance	Approximately 45%
Depreciation and amortization	Approximately 4.5%
Restructuring	Negligible
Adjusted operating margin guidance	49% - 50%

Projected for the Year Ended December 31, 2021
Operating cash flow guidance	$2.0 to $2.2 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.9 to $2.1 billion

Projected for the Year Ended December 31, 2021
Diluted EPS guidance	$9.70 to $10.10
Acquisition-related intangible amortization	Approximately $0.58
Restructuring	Approximately $0.02
Adjusted diluted EPS guidance	$10.30 to $10.70

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

moodys.com
ir.moodys.com
moodys.com/csr
moodys.com/esg